AMENDMENT TO THE FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment is an amendment to the Fund Administration and Accounting Agreement between The Bank of New York Mellon (“BNY Mellon”) and each investment company that is a party to such agreement (each a “Customer”) dated as of June 1, 2023 (the “Agreement”).

The date of this Amendment is January 29, 2024 .

Intending to be legally bound, BNY Mellon and Customer hereby agree as follows:

1.	The following bullet point is hereby added beneath the Other Tax Services heading set forth under the TAX SERVICES section of Schedule I (Schedule of Services) of the Agreement:

•	Calculate and report daily wash sale deferrals with respect to transactions for each Series identified on Exhibit A to the Agreement as receiving such service.

2.	Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth in Exhibit A to this Amendment.

3.

The parties hereto expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation, or symbol of a signature into an electronic copy of this Amendment by electronic, digital, or other technological methods. Each counterpart executed in accordance with the foregoing will be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, will constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

Each party hereto has caused this Amendment to be executed by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Agreed:

The Alger Funds		The Bank of New York Mellon
The Alger Funds II
The Alger Institutional Funds
Alger Global Focus Fund
The Alger Portfolios
The Alger ETF Trust,
each severally and not jointly

By:	/s/ Tina Payne	By:	/s/ Nicole Fouron
Name:	Tina Payne	Name:	Nicole Fouron
Title:	Secretary	Title:	Managing Director

EXHIBIT A

List of Funds/Series

Fund	Series	Ticker

The Alger Funds

Alger 35 Fund

Alger Capital Appreciation Fund*

Alger Growth & Income Fund

Alger Health Sciences Fund

Alger International Focus Fund

Alger Mid Cap Focus Fund

Alger Mid Cap Growth Fund

Alger Small Cap Focus Fund

Alger Small Cap Growth Fund

Alger Weatherbie Specialized Growth Fund

N/A

The Alger Funds II	Alger Dynamic Opportunities Fund Alger Emerging Markets Fund Alger Responsible Investing Fund Alger Spectra Fund	N/A

The Alger Institutional Funds	Alger Capital Appreciation Institutional Fund* Alger Focus Equity Fund* Alger Mid Cap Growth Institutional Fund Alger Small Cap Growth Institutional Fund	N/A

Alger Global Focus Fund	N/A	N/A

The Alger Portfolios	Alger Balanced Portfolio Alger Capital Appreciation Portfolio Alger Growth & Income Portfolio Alger Large Cap Growth Portfolio Alger Mid Cap Growth Portfolio Alger Small Cap Growth Portfolio	N/A

The Alger ETF Trust	Alger 35 ETF Alger Mid Cap 40 ETF Alger Weatherbie Enduring Growth ETF	ATFV FRTY AWEG

*	This Series receives the service “Calculate and report daily wash sale deferrals with respect to transactions.”